SCHEDULE 13G
Amendment No. 2
Bowater Incorporated
Common Stock $1.00 par value


Cusip #  102-183-10-0
Item 1:  Reporting Person - Tiger
Management L.L.C.
Item 4:  Delaware
Item 5:  -0-
Item 6:  898,900
Item 7:  -0-
Item 8:  898,900
Item 9:  898,900
Item 11: 2.2%
Item 12: IA


Cusip #  102-183-10-0
Item 1:  Reporting Person - Tiger
Performance L.L.C.
Item 4:  Delaware
Item 5:  -0-
Item 6:  571,700
Item 7:  -0-
Item 8:  571,700
Item 9:  571,700
Item 11: 1.4%
Item 12: IA


Cusip #  102-183-10-0
Item 1:  Reporting Person - Julian
H. Robertson, Jr.
Item 4:  Delaware
Item 5:  -0-
Item 6:  1,497,600
Item 7:  -0-
Item 8:  1,497,600
Item 9:  1,497,600
Item 11: 3.7%
Item 12: IN


Item 1(a) Bowater Incorporated

Item 1(b) 55 East Camperdown Way,
P.O. Box 1028, Greenville, S.C.
29602

Item 2(a) This statement is filed on
behalf of Tiger Management
L.L.C.("TMLLC") and Tiger
Performance L.L.C. ("TPLLC"). Julian
H. Robertson, Jr. is the ultimate
controlling person of TMLLC and
TPLLC.

Item 2(b) The address of each
reporting person is 101 Park Avenue,
New York, NY 10178

Item 2(c) Incorporated by reference
to item (4) of the cover page
pertaining to each reporting
person.

Item 2(d) Common Stock $1.00 par
value

Item 2(e) 102-183-10-0

Item 3 TMLLC and TPLLC are
investment advisers registered under
Section 203 of the Investment
Advisers Act of 1940.

Item 4  Ownership as of December 31,
1997 is incorporated by reference to
items (5)-(9) and (11) of the cover
page pertaining to each reporting
person.

Item 5  The reporting persons have
ceased to be the beneficial owners
of more than five percent of the
class as of December 31, 1997.

Item 6  Not applicable

Item 7  Not applicable

Item 8  Not applicable

Item 9  Not applicable

Item 10  By signing below, I certify
that, to the best of my knowledge
and belief, the securities referred
to above were acquired in the
ordinary course of business and were
not acquired for the purpose of and
do not have the effect of changing
or influencing the control of the
issuer of such securities and were
not acquired in connection with or
as a participant in any transaction
having such purpose or effect.

After reasonable inquiry and to the
best of my knowledge and belief, I
certify that the information set
forth in this statement is true,
complete and correct


May 11, 1998

TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer


TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On File with Schedule 13G for Kohl's
Corp. 2/7/95

AGREEMENT

The undersigned agree that this
Amendment Number 2 to Schedule 13G
dated May 11, 1998 relating to
shares of common stock of Bowater
Incorporated shall be filed on
behalf of each of the undersigned.

TIGER MANAGEMENT L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

TIGER PERFORMANCE L.L.C.

/s/  Nolan Altman,
Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On File with Schedule 13G for

Kohl's Corp. 2/7/95